AMERINET GROUP.COM, INC.
               NON-QUALIFIED STOCK OPTION AND STOCK INCENTIVE PLAN
                         EFFECTIVE AS OF JANUARY 1, 2000

                              CERTIFICATE OF AWARD

STATE OF FLORIDA  }
COUNTY OF MARION           } SS.:

     Pursuant to a duly adopted resolution of the Option Plan Committee of its Board of Directors, AmeriNet Group.com, Inc., a publicly held Delaware corporation with a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Corporation"), intending to be legally bound, hereby certifies that the individual whose name is set forth below (the "Participant") has received an award of Incentive Stock Options [_] Non Qualified Stock Options [X] (the "Award" and the "Option," respectively) under and pursuant to its non-qualified stock option and stock incentive plan, effective as of January 1, 2000 (the "Plan"), a copy of which has been heretofore filed with the United States Securities and Exchange Commission.

     All provisions of the Plan not specifically inconsistent herewith are hereby incorporated by reference.

Name of Recipient:         _________________________________

Number of shares of common stock, $0.01 par value, underlying the Option:_______

Exercise price per share:      $1.44

Earliest date that the Option may be exercised:      January 1, 2001

Latest date that the Option may be exercised:        December 31, 2002

Investment Representation:

     The Option is [_] is not [X] transferable (except as legally required by operation of law, e.g., by testamentary disposition or intestate succession).

     The Option has [_] has not [X] been registered under applicable federal and state securities laws. If it has not been registered, neither the Option (whether or not otherwise transferable) or the underlying shares of common stock may be sold, transferred or hypothecated until the legal restrictions on sale are no longer applicable and such inapplicability is demonstrated to the satisfaction of the Corporation and its legal counsel.

     The shares of common stock underlying the Option have [_] have not [X] been registered under applicable federal and state securities laws. If they have not been registered, the underlying shares of common stock may be sold, transferred or hypothecated until the legal restrictions on sale are no longer applicable and such inapplicability is demonstrated to the satisfaction of the Corporation and its legal counsel.

Withholding Taxes:

A. The Corporation shall have the right to deduct from all cash payments owed to the Participant for any reason, any federal, state, local or foreign taxes required by law to be withheld with respect to any Plan Awards.

B. In the case of the issuance or distribution of Common Stock or other securities hereunder, either directly or upon the exercise of or payment upon any Plan Award, the Corporation, as a condition of such issuance or distribution, may require the payment (through withholding from the Participant's salary, reduction of the number of shares of Common Stock or other securities to be issued, or otherwise) of any such taxes.

C. The Participant may satisfy the withholding obligations by paying to the Corporation a cash amount equal to the amount required to be withheld or by tendering to the Corporation a number of shares of Common Stock having a value equivalent to such cash amount, or by use of any available procedure as described under Article Three of the Plan.


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Exercise Upon Participant's Termination of Employment:

A. If the employment of the Participant by the Corporation or by any Parent or Subsidiary is terminated for any reason other than death, any Incentive Stock Option granted to the Participant may not be exercised later than three months (one year in the case of termination due to Disability) after the date of such termination of employment.

B. The reduction in the ownership of any Subsidiary by the Corporation below one share more than 50% shall be deemed a termination of the employment of the Participant if the Participant's determination of required status under this Plan is predicated on the Participant's status in connection with such Subsidiary.

Maximum Amount of Incentive Stock Options.

     With reference to Incentive Stock Options, to the extent the aggregate of the Fair Market Value of the shares of Common Stock (determined as of the time of the grant of the Option) subject to such Incentive Stock Option and the fair market values (determined as of the date(s) of grant of the option(s) of all other shares of Common Stock subject to incentive stock options granted to the Participant by the Corporation or any Parent or Subsidiary, which are exercisable for the first time by any person during any calendar year, exceed(s) one hundred thousand dollars ($100,000), such excess shares of Common Stock shall not be deemed to be purchased pursuant to Incentive Stock Options. The terms of the immediately preceding sentence shall be applied by taking all options, whether or not granted under this Plan, into account in the order in which they are granted.


     * * * *

     In Witness Whereof, pursuant to a duly adopted resolution of the Option Plan Committee of the Corporation's Board of Directors, currently in effect, the undersigned have executed this Indenture, by and on behalf of the Corporation.

                            AmeriNet Group.com, Inc.

Dated:   January 29, 2001
By:_____________________________
   Edward C. Dmytryk
   President
                                                          {Corporate Seal}
Attest:______________________
       Vanessa H. Lindsey
       Secretary

     Before me, an officer duly authorized to administer oaths by the State of Florida, did personally appear Edward C. Dmytryk and Vanessa H. Lindsey, known to me, who being duly sworn, did certify to me, in my presence, that they executed this Indenture, in the capacities indicated, on the date set forth above, as the act of AmeriNet Group.com, Inc., a publicly held Delaware corporation with a class of securities registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Corporation"), pursuant to authority of a duly promulgated and currently effective resolution of its duly elected and serving Board of Directors, and that by such action, the Corporation has become bound by the terms hereof.

     Witness my hand and seal, this ___d day of ________, 200_. My commission expires:

{Notarial Seal}
                                              ---------------------------------
                                                      Notary Public


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